EXHIBIT 5.1
GIBSON, DUNN & CRUTCHER LLP
LAWYERS
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

2029 Century Park East, Suite 4000, Los Angeles, California 90067-3026
(310) 552-8500
www.gibsondunn.com
June 9, 2009

Direct Dial (310) 552-8500	c 50486-00001

Fax No. (310) 551-8741
Korn/Ferry International
1900 Avenue of the Stars, Suite 2600
Los Angeles, CA 90067

Re:	Proposed Offering of up to $100,000,000 Deferred Compensation Obligations Pursuant to Korn/Ferry International Executive Capital Accumulation Plan
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Korn/Ferry International, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of $100,000,000 principal amount of deferred compensation obligations (the “Securities”) of the Company to be issued in accordance with the Korn/Ferry International Executive Capital Accumulation Plan (the “Plan”).
     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Securities, when issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms.
     The foregoing opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally,

including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.
     The opinions expressed above are solely for your benefit in connection with the filing of the Registration Statement and are not to be used for any other purpose or circulated, quoted or otherwise referred to without, in each case, our written permission.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP